Exhibit 99.1

Willis Group Increases Stock Buyback Authorization and Declares Regular Quarterly Dividend

    NEW YORK--(BUSINESS WIRE)--July 27, 2005--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today announced that the Board of Directors approved an increase in the Company's existing common share buyback authorization from USD300 million to USD500 million.
    The buyback is an open-ended plan to purchase, from time to time in the open market or through negotiated trades with persons who are not affiliates of the Company, shares of the Company's common stock.
    Separately, the Board of Directors declared a regular quarterly cash dividend on the Company's common stock of USD0.215 per share, an annual rate of USD0.86 per share. The dividend is payable on October 14, 2005 to shareholders of record on September 30, 2005.
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in over 100 countries, its global team of 15,800 Associates serves clients in 180 countries. Additional information on Willis may be found on its web site: www.willis.com.


    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, +1 212-837-0880
             Email: kerry.calaiaro@willis.com
                 or
             Media:
             Dan Prince, +1 212-837-0806
             Email: daniel.prince@willis.com